AMENDMENT no. 1 to
Employment AGREEMENT

This Amendment No. 1, effective as of November 20, 2013 (this “Amendment”), to that certain Employment Agreement (the “Agreement”), dated as of April 23, 2013, is by and between Petro River Oil Corp. (the “Company”), a Delaware corporation with its principal place of business at 1980 Post Oak Blvd., Suite 2020, Houston, TX 77056, and Scot Cohen, the Executive Chairman of the Company (the “Executive”).

WHEREAS, pursuant to Section 3(c) of the Agreement, the Company was to grant to the Executive cash-settled restricted stock units representing 66,340,597 shares of the Company, to vest in 20% increments each year for five years on the first through fifth anniversaries of the effective date of the Agreement;

WHEREAS, the Company and the Executive wish to amend the Agreement to substitute the restricted stock units for stock options of the Company, under the 2012 Equity Compensation Plan (the “Options”); and

WHEREAS, the Company and the Executive wish for the Options to vest in five equal installments, with the first 20% to vest as of the date of granting, and the remaining Options vesting in four equal installments on the anniversary of the date hereof.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Agreement.

(a) Effective as of the date hereof, Section 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Initial Options Grant. The Company shall grant the Executive 41,666,667 Fair Market Value Options, as defined in the 2012 Equity Compensation Plan, to purchase an equal amount of shares of common stock of the Company (the “Initial Grant”). The Initial Grant shall be on terms more fully described in Exhibit A hereto, with twenty percent of the Initial Grant to vest immediately upon granting, and the remaining Options vesting in four equal installments on the anniversary of the date of the Initial Grant.”

(b) Effective as of the date hereof, Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A, attached hereto.

2. Continuing Effect of the Agreement. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect and no party shall be deemed to have waived any rights it may have under the Agreement as amended hereby.

3. Governing Law; Jurisdiction and Venue. This Amendment is made, executed and delivered in New York, New York and shall in all respects be construed, governed and enforced by and in accordance with the laws of the State of New York, without giving effect to conflict of law principles which would result in the application of laws of a jurisdiction other than the State of New York. In any action or proceeding arising from or relating to this Amendment, the parties agree that the jurisdiction and venue shall be exclusively in the federal and state courts located in the County of New York, State of New York, and each party waives any objection it may have with respect to the jurisdiction of such courts or the inconvenience of such forum or venue.

4. Execution; Counterparts. This Amendment may be executed in several counterparts, including by facsimile or other electronic transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has executed this Amendment and the Company has accepted this Amendment in New York, New York, as of the date first above written.

Petro River Oil Corp.

/s/ Scot Cohen	By:	/s/ David Briones
Scot Cohen	Name:	David Briones
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 of Employment Agreement]

Exhibit A

Initial Options Grant

The Company shall grant the Executive 41,666,667 Fair Market Value Options, as defined in the 2012 Equity Compensation Plan, to purchase an equal amount of shares of common stock of the Company (the “Initial Grant”). Twenty percent (20%) of the Initial Grant shall vest immediately upon granting, with the remainder vesting in four equal installments on the first through fourth anniversaries of the date of the Initial Grant.

Treatment upon termination of employment

Death or Disability	Immediate vesting of the entire Initial Grant.

Voluntary quit	Unvested portion of Initial Grant forfeited and cancelled.

Termination for Cause	Unvested portion of Initial Grant forfeited and cancelled.

Termination without Cause/
Quit for Good Reason	Immediate vesting of the entire Initial Grant.

The terms of any award under this section shall be more fully set forth in an award agreement. It is expressly acknowledged and agreed that this Exhibit A is a summary of the contemplated terms of the award agreement which will preserve the elements described herein, but be subject to the reasonably required terms of the award agreements allowing for the orderly and lawful administration of such awards.

PETRO RIVER OIL CORP.

STOCK OPTION GRANT NOTICE

Petro River Oil Corp. (the “Company”), hereby grants to Scot Cohen (the “Option holder”) an option to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), as set forth below (the “Option”). The Option is granted pursuant to the terms of the Company’s 2012 Equity Compensation Plan (the “Plan”). The Option is subject to all the terms and conditions as set forth in this grant notice (this “Grant Notice”), the Plan and the Notice of Exercise of Stock Option attached hereto as Exhibit A (the “Notice of Exercise”), all of which are incorporated herein by reference in their entirety.

Optionholder	Scot Cohen
Date of Grant	November 20, 2013
Number of Shares Subject to Option	41,666,667
Exercise Price (per share)	$0.059
Expiration Date	November 20, 2023

Vesting Schedule: The Option shall vest in five equal installments, with the first 20% vesting as of the date hereof, and the remaining installments vesting on the first through fourth anniversaries of the date hereof.

Payment: Payment can be made by one or more of the items checked below:

[X] By cash or check

[X] Pursuant to a Regulation T Program, if the Shares are publicly traded

[X] By delivery of already-owned shares,if the Shares are publicly traded

To the maximum effect permitted by law, the Options are intended to qualify as incentive stock options (the “Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. To the extent that the aggregate fair market value (determined at the Date of Grant) of Common Stock with respect to which the Incentive Stock Options are exercisable for the first time by the Option holder during any calendar year exceeds $100,000, the Options, or portions thereof that exceed such limit, shall be treated as nonstatutory stock options.

petro river oil corp.

By:	/s/ David Briones
Name:	David Briones
Title:	Chief Financial Officer
Date:	November 20, 2013

EXHIBIT A

PETRO RIVER OIL CORP.

Notice of Exercise of Stock Option

TO:     Petro River Oil Corp. (the “Company”)

The undersigned hereby exercises the Stock Option, dated November 20, 2013, granted by the Company pursuant to its 2012 Equity Compensation Plan, to purchase ________ shares of common stock of the Company at a price of $0.059 per share, for a total purchase price of $______.

Payment method (Choose one or more of the following methods): Notify the Company if you wish to pay other than by cash or check as these alternatives may be subject to special conditions or may not be available under certain circumstances.

[ ]	Cash or Check
[ ]	By Regulation T Program (cashless exercise)
[ ]	Delivery of already-owned shares

Details: By this Notice of Exercise, the undersigned agrees to provide for the payment by the undersigned to the Company (in the manner designated by the Company) of applicable tax withholding obligation, if any, relating to the exercise of the foregoing Stock Option.

Date	Scot Cohen